Exhibit 99.1

For Immediate Release

GlobeImmune Announces Third Quarter 2014 Financial Results

LOUISVILLE, Colo., Nov. 12, 2014 – GlobeImmune, Inc. (Nasdaq: GBIM), today announced its third quarter 2014 financial results and corporate highlights.

“Following the completion of our IPO in July, we have continued to advance our pipeline of Tarmogen® product candidates,” said Timothy C. Rodell, M.D., Chief Executive Officer at GlobeImmune. “From our oncology pipeline, we recently announced data from our GI-6301 Tarmogen from eleven patients with chordoma, a rare, aggressive bone cancer that occurs at the skull base and in the spine. In infectious disease, our collaborator Gilead initiated a second Phase 2 trial for our hepatitis B Tarmogen, GS-4774. We are expecting data from the first Phase 2 trial of GS-4774 in the first half of next year.”

Corporate Highlights

GI-6301 for Cancers Expressing Brachyury Protein

•	The National Cancer Institute (NCI) is currently conducting a safety, immunology and early efficacy Phase 1 trial of GI-6301 in patients with late-stage cancers known to express the brachyury protein including chordoma.

•	In four previously published Phase 2 chordoma trials since 2005, 2 of 92 chordoma subjects (2%) had a partial response by the Response Evaluation Criteria In Solid Tumors (RECIST), defined as at least a 30% reduction in longest dimension of the tumor. In the literature surveyed, the percent of patients with reported stable disease ranged from 22% to 72%, and the objective response rate (ORR) defined as complete response (CR), partial response (PR) and stable disease (SD) averaged 66%.

•	Updated data for the eleven chordoma patients the GI-6301-01 Phase 1 trial were presented in October at the 2014 Connective Tissue Oncology Society (CTOS) Annual Meeting in Berlin, Germany included:

•	One partial response (9%) by RECIST that has continued past one year.

•	Eight patients (73%) had stable disease by RECIST. 75% of these (6/8) had progressive disease at study entry which stabilized during administration of GI-6301.

•	An ORR of 82% (nine of 11 chordoma patients with PR or SD).

•	GI-6301 was generally well tolerated; the most common adverse events in this trial were mild/moderate injection site reactions.

“We believe that these results compare favorably with historically published data, and, we and our collaborators, including the NCI, the Chordoma Foundation and Celgene, are now designing a Phase 2 study in chordoma to be run by the NCI,” said Dr. Rodell.

GS-4774 for Chronic Hepatitis B Infection

•	In July 2014, our collaborator, Gilead initiated a second Phase 2 clinical trial, GS-US-330-1401, or the 1401 trial, investigating GS-4774 in patients with chronic hepatitis B (HBV) infection who are currently not receiving treatment. This 1401 trial is a multicenter, multinational trial designed to enroll 175 patients in a randomized, open-label design comparing different doses of GS-4774, administered in combination with tenofovir disoproxil fumarate (TDF) versus TDF alone. The primary endpoint for this trial is decline in serum HBV surface antigen. Enrollment in this trial is ongoing.

•	The first Phase 2 clinical trial initiated by Gilead, GS-US-330-0101, or the 0101 trial, investigating GS-4774 in combination with ongoing oral antiviral treatment in patients with chronic HBV infection is fully-enrolled. Final 48-week results are expected to be available in the first half of 2015.

Financial Results – Quarter and Nine Months Ended Sept. 30, 2014

GlobeImmune reported a net loss of $6.4 million and $14.5 million in the three and nine months ended Sept. 30, 2014, respectively, compared to a net loss of $0.7 million and $1.2 million for the same periods in 2013, respectively. The increase in the net losses was primarily due to non-cash interest expense and early retirement associated with convertible notes and fair-value adjustments of warrants. These non-cash expenses terminated upon closing of the initial public offering.

Total research and development (R&D) expenses for the three and nine months ended Sept. 30, 2014, were $1.8 million and $5.4 million, respectively, compared to $2.5 million and $8.5 million for the same periods in 2013, respectively. The lower R&D expense was primarily due to reduction in expenses associated with the Phase 1 GS-4774 trial from 2013 to 2014 as the trial was completed in late 2013. General and administrative expenses were $1.0 million and $2.9 million for the quarter and nine months ended Sept. 30, 2014, respectively, compared to $0.8 million and $2.3 million for the same periods in 2013, respectively. The increase was driven primarily by patent costs related to the Company’s intellectual property portfolio and expenses associated with being a public company, including, but not limited to, the costs associated with D&O insurance, board fees, and recurring SEC filing fees.

At Sept. 30, 2014, GlobeImmune had cash and equivalents of $18.9 million. The Company believes that existing cash and cash equivalents will allow the Company to fund operations through 2015.

About GlobeImmune

GlobeImmune is a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform. Tarmogens activate the immune system by stimulating cellular immunity, known as T cell immunity, in contrast to traditional vaccines that predominately stimulate antibody production. To date, Tarmogen product candidates have been generally well tolerated in clinical trials for multiple disease indications and are efficient to manufacture. In May 2009, the Company entered into a worldwide strategic collaboration and option agreement with Celgene Corporation focused on the discovery, development and commercialization of product candidates intended to treat cancer. Under this agreement, Celgene exercised their option to take an exclusive worldwide license to the GI-6300 Tarmogen product series targeting brachyury. In October 2011, the Company entered into a worldwide, strategic collaboration with Gilead Sciences, Inc., to develop Tarmogens intended for the treatment of chronic hepatitis B infection. For additional information, please visit the company’s website at www.globeimmune.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the adequacy of the Company’s capital to fund its ongoing operations, the potential for Tarmogens to treat or prevent any disease, potential Tarmogen side effect profiles, the Company and its collaborators’ abilities to successfully complete clinical trials, timing and eventual prospects for completion of clinical trials and any approval to market any of the Company’s products and the prospects for the Company’s collaborations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning GlobeImmune’s business are described in additional detail in the Company’s Registration Statement on Form S-1 (Registration No. 333-194606) declared effective on July 1, 2014, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Tarmogen is a registered trademark of GlobeImmune, Inc.

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GLOBEIMMUNE CONTACT

Timothy C. Rodell M.D.

President and Chief Executive Officer

T: 303-625-2820

information@globeimmune.com

GLOBEIMMUNE MEDIA CONTACTS

Lena Evans or Tony Russo, Ph.D.

Russo Partners, LLC

T: 212-845-4262 or 212-845-4251

lena.evans@russopartnersllc.com

tony.russo@russopartnersllc.com

GLOBEIMMUNE INVESTOR CONTACT

Susan Noonan

S.A. Noonan Communications

T: 917-513-5303

susan@sanoonan.com